Exhibit 10.2

AMENDMENT TO MASTER EQUIPMENT BAILMENT AGREEMENT

     This Amendment to Master Equipment Bailment Agreement is effective as of May 1, 2005 and amends that certain Master Equipment Bailment Agreement dated as of March 10, 2005 (the “Agreement”) between FORD MOTOR COMPANY (“Ford”) and VISTEON CORPORATION (“Visteon”).

     The parties wish to expand the number of Plants for which Ford will fund Capital Expenditures. To accomplish this, the parties agree as follows:

1.       Definitions: All capitalized terms used herein shall have the meanings specified in the Agreement unless otherwise specifically stated herein. The follow terms are added or modified:

          “Additional Plants” means Visteon’s Saline, Sandusky, Sheldon Road and Utica plants.

          “Approved Capital Expenditure” means the following Capital Expenditures:

a.	Capital Expenditures for Equipment listed on Exhibit A, each of which represents a Capital Expenditure that was committed by Visteon before January 1, 2005 for the Plants where less than one-half of the full amount of the Project was fully paid as of January 1, 2005; and

b.	Capital Expenditures for Equipment listed on Exhibit A-1, each of which represents a Capital Expenditure that was committed by Visteon before May 1, 2005 for the Additional Plants where less than one-half of the full amount of the Project was fully paid as of May 1, 2005; and

c.	Capital Expenditures for Equipment where the Capital Expenditure has not yet been committed by Visteon and which is subsequently approved in writing by Ford’s Executive Director, Global FM&SP Purchasing.

“Equipment” means the assets covered by this Agreement that are not currently owned by Visteon, which shall include only machinery, equipment, tooling, and fixtures that do not constitute real property, and associated software, accessories and other assets that meet the following criteria and otherwise meet the requirements for Ford to pay for and acquire as provided in this Agreement:

a.	They will be used primarily for the manufacture of Components, unless otherwise agreed in writing by Ford; and

b.	They will be installed in a Plant or an Additional Plant.

For the avoidance of doubt, the term “Equipment” does not include tooling purchased by Ford and provided to Visteon in the ordinary course of business.

2.       Additional Plants Included.

a.	Section 2.1 of the Agreement is hereby modified such that the words “or Exhibit A-1” shall be added wherever the words “Exhibit A” appear.

b.	Section 2.2 of the Agreement is hereby modified as follows:

2.2       Ford (or its designee) shall hold title to all Equipment for which Ford (or its designee) either partially or wholly funds the Approved Capital Expenditures. If the applicable purchase order was entered into between Visteon and the supplier, then Visteon shall transfer title to Ford (or its designee) when the Equipment is delivered to the Plant or an Additional Plant or, if already delivered, within five business days after the date of this Agreement.

c.       Section 2.3 of the Agreement is hereby modified as follows:

2.3       Visteon shall complete all spending for Capital Expenditures for Projects at any Plant where one-half or more of the full amount of the Project was paid as of January 1, 2005. Visteon shall complete all spending for Capital Expenditures for Projects at any Additional Plant where one-half or more of the full amount of the Project was paid as of May 1, 2005.

3.       No Other Changes. Except as specified herein, all other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Master Equipment Bailment Agreement to be executed by their authorized representatives as of the date first above written.

FORD MOTOR COMPANY		VISTEON CORPORATION

By:	/s/ Don R. Leclair	By:	/s/ James F. Palmer

Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

Date:	May 24, 2005	Date:	May 24, 2005